EXHIBIT 99.6

FORM OF PROXY

TEXAS UNITED BANCSHARES, INC.

This Proxy is Solicited by the Board of Directors for use

at the Special Meeting of Shareholders on                         , 2006

The undersigned shareholder of Texas United Bancshares, Inc. (“Texas United”) hereby constitutes and appoints L. Don Stricklin and Jeffrey A. Wilkinson, and each of them, attorneys, agents and proxies with full power of substitution, to vote the number of shares of common stock of Texas United which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of Texas United to be held at             .m., local time, on                     ,                     , 2006, and at any adjournments thereof (the “Special Meeting”), with respect to the proposals described in the Joint Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, which are part of the Registration Statement on Form S-4 of Prosperity Bancshares, Inc., both dated October 16, 2006, timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised.

1.	Proposal to approve the Agreement and Plan of Reorganization (the “Agreement”) dated as of July 18, 2006, as amended, by and between Texas United and Prosperity Bancshares, Inc. (“Prosperity”), which provides for the merger of Texas United with and into Prosperity as described in the Joint Proxy Statement/Prospectus.

☐ For                        ☐ Against                        ☐ Abstain

2.	In their discretion, upon any other matter that may properly come before the special meeting or any postponement or adjournment thereof.

Shares of Texas United common stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement. If any other matter is properly presented at the special meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY BELOW.

The Board of Directors of Texas United unanimously recommends a vote “FOR” proposal 1. Such votes are hereby solicited on behalf of the Board of Directors.

Please sign, date and return this proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of Texas United. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated                     , 2006

(Signature of Shareholder)
(Print Name of Shareholder)
(Signature of Shareholder)
(Print Name of Shareholder)